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                                                                    EXHIBIT 10.2

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                         AGREEMENT OF PURCHASE AND SALE

                                 BY AND BETWEEN

                      THE REALTY ASSOCIATES FUND VI, L.P.,

                                   AS SELLER,

                                       AND

                         CENTENE MANAGEMENT CORPORATION,

                                  AS PURCHASER

                        Date:      April 24, 2003

                        Property:  7711 Carondelet Avenue
                                   Clayton, Missouri

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                         AGREEMENT OF PURCHASE AND SALE

         THIS AGREEMENT OF PURCHASE AND SALE (this "AGREEMENT") is made and entered into as of this 24th day of April, 2003 (the "EFFECTIVE DATE") by and between THE REALTY ASSOCIATES FUND VI, L.P., a Delaware limited partnership ("SELLER"), whose principal place of business is located at c/o TA Associates Realty, 28 State Street, 10th Floor, Boston, Massachusetts 02109, and CENTENE MANAGEMENT CORPORATION, a Wisconsin corporation, or its permitted assigns ("PURCHASER"), whose principal place of business is located at 7711 Carondelet Avenue, Suite 800, St. Louis, Missouri 63105.

         In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

                                   ARTICLE I.

                                SALE OF PROPERTY

         1.1. SALE OF PROPERTY. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to, the following:

                  1.1.1 LAND AND IMPROVEMENTS. Those certain parcels of real property, more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the "LAND"), together with all improvements located thereon (the "IMPROVEMENTS").

                  1.1.2 REAL PROPERTY. All rights, privileges and easements appurtenant to Seller's interest in the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the "REAL PROPERTY").

                  1.1.3 LEASES. All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto, are hereafter referred to collectively as the "Leases" being more particularly described on Exhibit E attached hereto.

                  1.1.4 PERSONAL PROPERTY. All personal property (including equipment), if any, owned by Seller and located on the Real Property, and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof (the "PERSONAL PROPERTY").

                  1.1.5 INTANGIBLE PROPERTY. All non-exclusive trademarks and trade names, if any, used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "TRADE NAMES"), together with the Seller's interest, if any, in and to all guarantees, licenses,

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approvals, certificates, permits and warranties relating to the Real Property, to the extent assignable (collectively, the "INTANGIBLE PROPERTY").

                  1.1.6 SERVICE AGREEMENTS. All assignable contracts and agreements executed by or on Seller's behalf (collectively, the "SERVICE AGREEMENTS") relating to the upkeep, repair, maintenance or operation of the Property. At Closing, Seller agrees to deliver written notice terminating all Service Agreements which Seller has the right to terminate, without cause or penalty, on thirty (30) or less days notice. All other Service Agreements will be assumed by Purchaser at Closing. The Service Agreements exclude any property management agreements entered into by Seller, which agreements Seller agrees to terminate at Closing.

         1.2. PROPERTY. The Real Property, the Leases, the Personal Property, the Trade Names, the Service Agreements and the Intangible Property are sometimes collectively hereinafter referred to as the "PROPERTY"). It is hereby acknowledged by the parties that Seller shall not convey to Purchaser any
(a) claims relating to any real property tax refunds or rebates, (b) existing insurance claims, and/or (c) existing claims against any tenants of the Property that are applicable to the period prior to the Closing (as hereinafter defined), all of which claims shall be reserved by Seller.

                                  ARTICLE II.

                                 PURCHASE PRICE

         2.1. PURCHASE PRICE. The purchase price for the Property shall be TWELVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($12,500,000.00) (the "PURCHASE PRICE"). The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, by wire transfer of immediately available federal funds.

                                  ARTICLE III.

                            DEPOSITS AND ESCROW AGENT

         3.1. DEPOSIT. Within two (2) business day following the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall deposit TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the "INITIAL DEPOSIT") with Chicago Title Insurance Company, Suite 1700, 2001 Bryan Street, Dallas, Texas, 75201,
Attention: Ellen Schwab ("ESCROW AGENT" and "TITLE COMPANY") in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent's execution hereof. If Purchaser shall fail to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Initial Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for the Surviving Termination Obligations (as hereinafter defined). The

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Initial Deposit, together with all interest accrued thereon shall be referred to herein, collectively, as the "DEPOSIT".

         3.2. APPLICATION UPON DEFAULT. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur, the Deposit shall be held and delivered as hereinafter provided.

         3.3. INTEREST BEARING. The Deposit shall (a) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller, and (b) include any interest earned thereon. To allow the interest bearing account to be opened, Purchaser's and Seller's tax identification numbers are set forth herein below their signatures.

         3.4. ESCROW AGENT. Escrow Agent is executing this Agreement to acknowledge Escrow Agent's responsibilities and rights hereunder. Any amendment to this Agreement which alters Escrow Agent's responsibilities and/or rights hereunder not executed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding upon Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities and rights hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder. Additional provisions with respect to the Escrow Agent are set forth in Article XVI.

                                  ARTICLE IV.

                      CLOSING, PRORATIONS AND CLOSING COSTS

         4.1. CLOSING. The closing of the purchase and sale of the Property shall occur at 10:00 a.m. (local time at the Property) on a date designated by Purchaser in written notice delivered to Seller at least five (5) business days prior to the date designated by Purchaser; provided, however, in no event shall such designated date be later than the thirtieth (30th) day following the last day of the Inspection Period or such earlier date as may be agreed to by Seller and Purchaser and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser. "CLOSING" shall be deemed to have occurred when the Title Company has been instructed by both parties to record the Deed. Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the "CLOSING DATE."

         4.2. PRORATIONS. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this
Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. The provisions of this Section 4.2 shall survive the Closing.

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                  4.2.1    TAXES. Except to the extent payable by the tenants to
the applicable taxing authorities, real estate and personal property taxes and special assessments, if any, shall be prorated as of the Closing Date. Seller shall pay all real estate and personal property taxes and special assessments payable during the calendar year of the Closing and attributable to the Property to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments have not been set for the taxes and assessments payable during the year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by the Purchaser. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be prorated as of the Closing
Date.

                  4.2.2 INSURANCE. There shall be no proration of Seller's insurance premiums or assignment of Seller's insurance policies. Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

                  4.2.3 UTILITIES. Except to the extent paid directly by the tenants to the applicable utility company or service provider, the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Purchaser shall cause all utility services to be placed in Purchaser's name as of the Closing Date.

                  4.2.4 RENTS. Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations and all additional charges payable by tenants under the Leases, (collectively, "RENTS")) actually collected by Seller prior to Closing shall be prorated as of the Closing Date. Seller will receive a credit for any Rents due under the Lease with Centene Corporation ("CENTENE") for the period prior to Closing to the extent same remains unpaid as of the Closing Date. During the period after Closing, Purchaser shall, within ten (10) business days following receipt, deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser; provided, however, (a) Purchaser shall apply Rents received after Closing first to payment of Rent due for the month of Closing, then to current Rent then due, and thereafter to delinquent Rents in order of maturity (i.e., "oldest" delinquencies paid first); and (b) "true up" payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments shall not be subject to such priority allocation (as long as identifiable as such a payment and not as a payment of base rent) and instead shall be allocated, upon receipt, among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section
4.2.5 below. Seller shall have the right, after Closing, to proceed against tenants for Rents allocable to the period of Seller's ownership of the Property, provided that Seller shall have no right to commence eviction or similar proceedings against any tenant. Purchaser shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any

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delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents). The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits. If any security deposits are in the form of a letter of credit, Seller shall assign its interest in the letter of credit to Purchaser and deliver the original letter of credit to Purchaser at Closing. All costs to assign such letter of credit shall, unless payable by the tenant, be borne by Purchaser.

                  4.2.5 CALCULATIONS. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenants under Leases. Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser.

                  4.2.6 LEASING COMMISSIONS AND LEASING COSTS. Seller shall be responsible for all leasing commissions and other leasing costs due and payable prior to the Effective Date with respect to Leases executed prior to the Effective Date. Purchaser shall be responsible for all leasing commissions and other leasing costs attributable to any new leases or the renewal or expansion of any existing Lease after the Effective Date and/or due and payable with respect to any existing Lease (including the Lease with Centene) after the Closing. If Seller has, prior to the Closing, paid any leasing commissions or other leasing costs which are Purchaser's responsibility hereunder, Seller will receive a credit for same from Purchaser at the Closing.

                  4.2.7 PREPAID ITEMS. Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be prorated as of the Closing.

                  4.2.8 DECLARATION ASSESSMENTS. Any assessments payable under any declaration or similar instrument affecting the Property shall be prorated as of the Closing Date.

         4.3. CLOSING COSTS. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction; (b) one-half (1/2) of the escrow fee charged by Escrow Agent; and (c) the cost of the Survey. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the cost of the Title Policy, including any endorsements requested by Purchaser to the Title Policy; (iii) the cost of any changes requested

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by Purchaser or its lender to the Survey; (iv) the fees for recording the deed conveying the Real Property to Purchaser; and (v) one-half (1/2) of the escrow fee charged by Escrow Agent. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Clayton, Missouri.

                                   ARTICLE V.

               PURCHASER'S RIGHT OF INSPECTION; INSPECTION PERIOD

         5.1. RIGHT TO EVALUATE. From the Effective Date until 5:00 p.m. (local time at the Property) on Monday, June 9, 2003, i.e., the forty-fifth
(45th) day following the Effective Date (the "INSPECTION PERIOD"), Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser's sole cost and expense and at Purchaser's and its agents' sole risk, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, that in no event shall (a) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (b) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, "PHYSICAL TESTING"), without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. In the event Purchaser desires to conduct Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller's approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller's sole and absolute discretion. If Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller, elect to, either (i) terminate this Agreement or (ii) conduct during the Inspection Period that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego any Physical Testing of the Property. In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations. In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser's sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: commercial liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence ($2,000,000, in the aggregate), together with umbrella coverage of at least Five Million and No/100 Dollars

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($5,000,000.00), such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection or tenant interview.

         5.2 INSPECTION OBLIGATIONS AND INDEMNITY. Purchaser and its contractors shall: (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Property or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (f) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken; (h) not interview any tenant, except if accompanied by Seller or one of its representatives; and (i) not reveal or disclose any information obtained during the Inspection Period concerning the Property to anyone outside Purchaser's organization other than its agents, consultants and representatives. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing. Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, agents and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to attorneys' fees) to the extent arising out of Purchaser's or Purchaser's agents' actions taken in, on or about the Property in the exercise of the inspection right granted pursuant to Section 5.1, including, without limitation, (a) claims made by any tenant against Seller for Purchaser's entry into such tenant's premises or any interference with any tenant's use or damage to its premises or property in connection with Purchaser's review of the Property, and (b) Purchaser's obligations pursuant to this Section 5.2. This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

         5.3. SELLER DELIVERIES. To the extent not previously delivered to Purchaser, Seller shall deliver to Purchaser all of the items specified on Exhibit B attached hereto (the "DOCUMENTS"), within five (5) business days after the Effective Date to the extent such items are in Seller's possession. Except as otherwise expressly set forth in Section 7.1, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in the Documents, if any, relating to the Property. Seller has no obligation to deliver or make available to Purchaser Seller's internal memoranda, attorney-client privileged materials, structural and physical inspection reports, internal appraisals, economic evaluations of the Property, nor any reports regarding the Property prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller. Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Purchaser agrees not to disclose such non-public Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser's organization other than its agents,

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consultants and representatives. Purchaser shall return all of the Documents, on or before three (3) business days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Property, or
(b) such time as this Agreement is terminated for any reason other than Seller's default. This Section 5.3 shall survive any termination of this Agreement.

         5.4. INDEPENDENT EXAMINATION. Purchaser hereby acknowledges that, except as provided in Section 7.1, Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon the Documents and/or any statements of Seller or of any officer, director, employee, agent, broker, manager or attorney of Seller with respect to acquiring the Property. Seller shall not, except as otherwise expressly provided in Section 7.1, be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement.

         5.5. TERMINATION RIGHT. In the event that Purchaser determines, in Purchaser's sole and absolute discretion, that it does not desire, for any or no reason, to acquire the Property, Purchaser shall provide written notice to Seller before the end of the Inspection Period, and, subject to the Surviving Termination Obligations, this Agreement shall terminate, the Deposit shall be delivered to Purchaser and thereupon neither party shall have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Inspection Period, time being of the essence, the termination right described in this Section 5.5 shall be immediately null and void and of no further force or effect. Purchaser's failure to provide such notice on or before the end of the Inspection Period shall constitute Purchaser's waiver of the herein-described termination right. Notwithstanding any provision of this Agreement, this is an "all or none" transaction and Purchaser has no right to terminate this Agreement as to any part of the Property.

         5.6. COPIES OF REPORTS. As additional consideration for the transaction contemplated herein, Purchaser agrees that it will provide to Seller, within five (5) days following a written request therefor, copies of any and all third (3rd) party reports, tests or studies relating to the Property obtained by Purchaser, including but not limited to those involving environmental matters. Notwithstanding any provision of this Agreement, no termination of this Agreement shall terminate Purchaser's obligations pursuant to the foregoing sentence.

                                  ARTICLE VI.

                            TITLE AND SURVEY MATTERS

         6.1. TITLE. Seller shall provide Purchaser with a title insurance commitment (the "COMMITMENT") for an Owner's Policy of Title Insurance from Chicago Title Insurance Company (the "TITLE COMPANY"), covering the Real Property, together with a copy of all instruments reflected as exceptions set forth therein, within ten (10) days of the Effective Date. Purchaser shall notify Seller no later than the expiration of the Inspection Period in writing of any title exceptions, exclusions from coverage or other matters identified in the Commitment which Purchaser disapproves (the "TITLE OBJECTIONS"). Any exception, exclusion from coverage

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or other matter shown in the Commitment as of the end of the Inspection Period
or otherwise not disapproved in writing within said time period shall be deemed approved by Purchaser and shall constitute a "PERMITTED EXCEPTION" hereunder. Purchaser and Seller hereby agree that (i) all non-delinquent property taxes as of the Closing, (ii) the rights of the Tenant under the Lease and Approved New Leases, (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser and (iv) the exceptions to title identified on Exhibit D attached hereto, shall constitute "PERMITTED EXCEPTIONS". Without Seller's prior written consent, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof.

         6.2. SURVEY. Seller has provided Purchaser with a copy of that certain survey of the Property dated August 7, 2002 prepared by Volz Incorporated (the "SURVEY"). Purchaser shall have the right to request changes to the Survey during the Inspection Period. If the Survey discloses any matters which are unacceptable to Purchaser, in Purchaser's sole and absolute discretion, Purchaser shall notify Seller in writing no later than the expiration of the Inspection Period. Any survey matter shown on the Survey not disapproved in writing within said time period (or otherwise shown on the Survey as of the last day of the Inspection Period) shall be deemed approved by Purchaser and shall constitute a Permitted Exception hereunder. Seller may, at its sole election, on or before the Closing Date, have any Survey matters to which Purchaser has objected removed; provided, however, in no event will Seller be obligated to do so or otherwise incur costs with respect thereto.

                                  ARTICLE VII.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         7.1. SELLER'S REPRESENTATIONS. Seller represents and warrants that the following matters are true and correct as of the Effective Date and the Closing Date.

                  7.1.1 AUTHORITY. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and, to the extent necessary, is qualified to conduct business in the State in which the Property is located. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (a) be duly authorized, executed and delivered by Seller, (b) be legal, valid and binding obligations of Seller, and (c) not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

                  7.1.2 9/11 DEALINGS. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

                  7.1.3 COMPLIANCE WITH ZONING AND RELATED MATTERS. Except as set forth on Exhibit K:

                                    (i)      Seller has received no written
notice from any governmental authority that the Improvements fail to comply with any applicable laws, statutes, ordinances, codes, covenants, conditions and restrictions of any kind or nature.

                                    (ii)     Seller has not received any written
notice from any governmental authority of any proposed change in the zoning for the Property.

                                    (iii)    There are no pending litigation
proceedings, claims, condemnations or sales in lieu thereof asserted against Seller with respect to Seller's interest in the Property.

                                    (iv)     Seller has received no written
notice from any governmental authority of any pending public improvements, liens or special assessments to be made in respect of, or assessed against, the Property by any governmental authority.

                  7.1.4 SERVICE AGREEMENTS. The Service Agreements listed on Exhibit L which is attached hereto and made a part hereof are, to the best of Seller's knowledge, all of the agreements concerning the operation and maintenance of the Property which will affect the Property after the Closing.

         7.2. SELLER'S KNOWLEDGE. For purposes of this Agreement and any document delivered at Closing, whenever the phrases "to the best of Seller's knowledge", or the "knowledge" of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of James P. Raisides and Deborah Tirone and Seller represents that the foregoing are the individuals with the primary responsibility for overseeing the operation and sale of the Property. Such individuals shall have no personal liability hereunder.

         7.3. CHANGE IN REPRESENTATION/WAIVER. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that it shall not be entitled to rely on any representation or warranty made by Seller in this
ARTICLE VII to the extent, prior to or at Closing, Purchaser shall have or obtain current, actual, conscious knowledge (and not any implied, imputed or constructive knowledge) of facts contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (a) terminate this Agreement, or (b) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter, except for liens resulting from Seller's acts. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than the Surviving Termination Obligations. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser to the extent that, prior to Closing, Purchaser discovers or learns of facts (from whatever source, including, without limitation the property manager, the Tenant Estoppel Certificates (as hereinafter defined), as a result of Purchaser's due diligence tests, investigations and inspections of the Property, as a result of Purchaser or Purchaser's affiliate having leased space within the Improvements or disclosure by Seller or Seller's agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

         7.4. SURVIVAL. The express representations and warranties of Seller made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is six (6) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

                                 ARTICLE VIII.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         8.1. Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and the Closing Date.

                  8.1.1 AUTHORITY. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Wisconsin, and to the extent necessary, is qualified to conduct business in the State in which the Property is located. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not, to the best of Purchaser's knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not, to the best of Purchaser's knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

                  8.1.2 ERISA COMPLIANCE. To the best of Purchaser's knowledge, Purchaser is not (a) a "plan" nor a plan "fiduciary" nor an entity holding "plan assets" (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, "ERISA") nor, to the best of Purchaser's knowledge, an entity whose assets are deemed to be plan assets under ERISA, Purchaser is acquiring the Property for Purchaser's own personal account and, to the best of Purchaser's knowledge, that the Property shall not constitute plan assets subject to ERISA upon conveyance of the Property by Seller and the closing of this

Agreement between Purchaser and Seller. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Purchaser's representation is found to be false or misleading in any respect. The foregoing representation and warranty shall survive the Closing.

                  8.1.3 NO FINANCING CONTINGENCY. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

                  8.1.4 9/11 DEALINGS. Neither Purchaser nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the OFAC (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

         8.2. PURCHASER'S ACKNOWLEDGMENT. Purchaser or its affiliate currently leases space within the Improvements and, as a result, is somewhat familiar with the condition of the Property. Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1 of this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and except as expressly set forth in Section 7.1 of this Agreement or in any closing document, specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance or hazardous waste, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that, except as expressly set forth in Section 7.1, any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1 OF THIS AGREEMENT, AND AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE

ON AN "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS." Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER SHALL IN NO EVENT HAVE ANY LIABILITY FOR BREACH OF ANY REPRESENTATION, WARRANTY, INDEMNITY OR COVENANT SET FORTH IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENT IN EXCESS OF FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), IN THE AGGREGATE.

         8.3. PURCHASER'S RELEASE. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's partners, each of their respective members, trustees, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any mold or hazardous or regulated substance, (iv) the Property's compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, the foregoing release (a) does not release Seller for liability for any breach of the representations and warranties of Seller set forth in Section 7.1 of this Agreement; (b) does not release Seller from any liability under the special warranty of title set forth in the Deed; and (c) apply to the existing Lease between Seller, as landlord and Centene, as tenant. The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

         8.4 SURVIVAL. The express representations and warranties of Purchaser made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commences, if at all, on or before the date which is six (6) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

                                  ARTICLE IX.

                      SELLER'S INTERIM OPERATING COVENANTS.

         9.1. OPERATIONS. Seller shall continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

         9.2. MAINTAIN INSURANCE. Seller shall maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

         9.3. PERSONAL PROPERTY. Seller shall not transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

         9.4. NO SALES. Except for the execution of tenant Leases pursuant to Section 9.5, Seller shall not convey any interest in the Property to any third party.

         9.5. TENANT LEASES. Seller shall not, from and after the last day of the Inspection Period, (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in each case without the prior written approval of Purchaser (an "APPROVED NEW LEASE"), which in each case shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) business days after receipt of the request therefor together with a summary of lease terms and credit information of the proposed tenant. Purchaser has no right to review and approve any Approved New Lease during the Inspection Period, but Seller agrees to furnish Purchaser copies of any Approved New Lease signed during the Inspection Period promptly following receipt thereof. Seller also agrees to promptly furnish Purchaser with copies of any new lease, renewal and expansion proposals given or received by Seller during the Inspection Period. If, during the Inspection Period, Seller receives an offer (the "OFFER") to lease any currently vacant space within the Improvements which Seller is willing to accept, Seller agrees to provide written notice (the "OFFER NOTICE") to Centene setting forth the terms of the Offer, including the space covered thereby (the "OFFER SPACE"), and providing Centene with the right of first refusal (the "ROFR") to lease the Offer Space on the same terms as set forth in the Offer, but not otherwise. Centene shall have five
(5) business days following the date of the Offer Notice within which to elect to exercise the ROFR as to such Offer Space. If Centene exercises the ROFR and unconditionally accepts the Offer within such five (5) business day period, the existing Centene Lease will be deemed automatically amended to expand Centene's existing premises to include the Offer Space on the terms set forth in the Offer Notice and, if requested by either Seller or Centene, the parties shall promptly execute and deliver an amendment to the existing Centene Lease expanding Centene's premises to include the Offer Space on the terms set forth in the Offer. If Seller fails to receive written notice from Centene exercising the ROFR and unconditionally accepting the Offer within such five (5) business day period, Centene will be deemed to have rejected the Offer and Seller will be free to lease the Offer Space on the terms set forth in the Offer or such other terms as Seller may deem acceptable, as long as the base rental rate is no less than that set forth in the Offer Notice. If Centene fails to exercise the ROFR and Seller thereafter desires to lease the Offer Space at a rental rate less than that set forth in the Offer Notice, Seller agrees to provide Centene with an additional Offer Notice (the "REVISED OFFER NOTICE") offering to lease the Offer Space to Centene at such reduced rental rate, which must be unconditionally accepted (or otherwise be deemed rejected) by Centene within two
(2) business days following the date of the Revised Offer Notice. THE ROFR DOES NOT COVER OR INCLUDE ANY SPACE WITHIN THE IMPROVEMENTS CURRENTLY LEASED OR OVER WHICH ANY EXISTING TENANT HAS ANY

EXPANSION OR OTHER RIGHT WITH RESPECT THERETO. FURTHER, THE ROFR SHALL NOT BE CONSIDERED A PART OF THE CENTENE LEASE AND SHALL AUTOMATICALLY EXPIRE AND BE OF NO FURTHER EFFECT FROM AND AFTER THE DATE THIS AGREEMENT TERMINATES OR OTHERWISE EXPIRES BY ITS TERMS.

                                   ARTICLE X.

                               CLOSING CONDITIONS.

         10.1. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

                  10.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Purchaser shall be acceptable to Seller, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

         10.2. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as otherwise provided below or to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

                  10.2.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Seller shall be acceptable to Purchaser, and Seller shall have performed and complied in all material respects with all covenants and agreement required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

                  10.2.2 TENANT ESTOPPELS. Purchaser shall have received Tenant estoppel certificates in substantially the form attached hereto as Exhibit C (or, if different, the form required by the applicable Lease or delivered to Seller prior to Seller's acquisition of the Property) from tenants who lease, in the aggregate, at least eighty-five percent (85%) of the leased space (inclusive of the space leased by Centene Corporation) in the Property in substantially the same form as Seller received from such tenants when Seller acquired the Property (the "TENANT ESTOPPEL CERTIFICATES"). Purchaser acknowledges that Seller has no obligation to obtain a Tenant Estoppel Certificate from Centene Corporation and the threshold set forth above includes the space leased by such tenant. Seller shall provide Purchaser with copies of the Tenant Estoppel Certificates prepared by Seller for Purchaser's review and comment before delivering the completed Tenant Estoppel Certificates to the Tenants and the completed Tenant Estoppel Certificates shall be deemed approved by Purchaser on the expiration of three (3) business days following such delivery unless Purchaser provides Seller in writing any comments to, or objections concerning the substance of the completed Tenant Estoppel Certificate to be delivered to the Tenants under the Leases. Notwithstanding the foregoing, Seller may provide its own estoppel ("SELLER'S ESTOPPEL") in the form attached as Exhibit J to Purchaser in satisfaction of the foregoing requirements but Seller may not deliver a Seller Estoppel for more than fifteen percent (15%) of the leased space. In the event that, after the Closing, Seller delivers to Purchaser a Tenant Estoppel Certificate from a tenant for whom Seller executed a Seller's Estoppel at the Closing and such Tenant Estoppel Certificate contains no information which is contradictory to or inconsistent with the information contained in the Seller's Estoppel, then Seller thereafter shall be released from all liability relating to Seller's Estoppel with respect to such Seller's Estoppel. In no event shall Seller be obligated to deliver updates to any of the Tenant Estoppel Certificates. Seller will deliver Purchaser copies of the signed Tenant Estoppel Certificates promptly following Seller's receipt thereof. Purchaser agrees not to unreasonably object to or withhold Purchaser's consent to any alternate estoppel form or changes made by any tenant to the form attached hereto. In particular, Purchaser agrees to accept for each tenant the same form of Tenant Estoppel Certificate signed by such tenant which Seller received prior to Seller's acquisition of the Property as long as such Tenant Estoppel Certificate is revised to show Purchaser as the prospective buyer. If Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser's specific objections), within five (5) business days from the date of Seller's delivery thereof, such Tenant Estoppel Certificate will be deemed approved by Purchaser.

                  10.2.3 TITLE POLICY. Upon recordation of the Deed and payment of the title insurance premiums, Title Company shall be committed to issue the Title Policy to Purchaser.

                  10.2.4 POSSESSION OF THE PROPERTY. Delivery by Seller of possession of the Property, subject to the Permitted Exceptions and the rights of tenants under the Leases and Approved New Leases.

                                  ARTICLE XI.

                                    CLOSING

         11.1. PURCHASER'S CLOSING OBLIGATIONS. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

                  11.1.1 The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 11:00 a.m. St. Louis, Missouri time.

                  11.1.2 A general assignment substantially in the form attached hereto as Exhibit G (the "GENERAL ASSIGNMENT").

                  11.1.3 Written notice addressed to the tenants in substantially the form attached as Exhibit H (the "TENANT NOTICE").

                  11.1.4 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, any certificate of value or similar instrument required under applicable law.

         11.2. SELLER'S CLOSING OBLIGATIONS. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

                  11.2.1 A Special Warranty Deed (the "Deed"), in the form attached hereto as Exhibit F.

                  11.2.2   The General Assignment.

                  11.2.3   The Tenant Notice.

                  11.2.4 A certificate substantially in the form attached hereto as Exhibit I ("NON-FOREIGN ENTITY CERTIFICATION") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

                  11.2.5 To the extent necessary to remove any exception to the Title Policy for mechanic's liens and general rights of parties in possession, an affidavit in a form acceptable to the Escrow Agent and Seller allowing Escrow Agent to issue the Title Policy to Purchaser without such exception.

                  11.2.6   A closing statement.

                  11.2.7 The following items, to the extent in Seller's possession (which need not be delivered at the Closing, but may, instead, be delivered in the Property's management office): (a) all keys for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; (b) all original books, records, tenant files, operating reports, plans and specifications and other materials reasonably necessary to the continuity of operation of the Property; and (c) the originals (or copies where originals are not available and copies of the Leases will be certified) of the Leases and the Approved Contracts.

                  11.2.8 Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

                                  ARTICLE XII.

                                  RISK OF LOSS.

         12.1. CONDEMNATION AND CASUALTY. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is "MATERIAL" (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen
(15) days after receipt of Seller's notice, or the Closing Date, whichever is earlier. If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (a) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation, and (b) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable insurance deductible.

         12.2. CONDEMNATION NOT MATERIAL. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall assign, without recourse, all awards or any rights to collect awards to Purchaser on the Closing Date.

         12.3. CASUALTY NOT MATERIAL. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable deductible and any damage from such Casualty not covered by the insurance proceeds and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any reasonable (a) costs of repairs, and (b) collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such casualty and credit the Purchase Price with the amount of any applicable insurance deductible.

         12.4. MATERIALITY. For purposes of this Article XII (a) with respect to a taking by eminent domain, the term "MATERIAL" shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in substantially the same manner as though such rights had not been taken, and (b) with respect to a casualty, the term "MATERIAL" shall mean any casualty such that the cost of repair, as reasonably estimated by Seller's engineer, is in excess of Six Hundred Twenty-Five Thousand and No/100 Dollars ($625,000.00).

                                  ARTICLE XIII.

                                     DEFAULT

         13.1. DEFAULT BY SELLER. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (a) terminate this Agreement and receive the

Deposit from the Escrow Agent, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations, or (b) enforce specific performance of Seller's obligation to convey the Property, without adjustment to, or credit against, the Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (a) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before fifteen (15) business days after the originally scheduled Closing Date, or having given Seller notice, fails to file a lawsuit asserting such cause of action within ninety (90) days after the originally scheduled Closing Date. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser's remedies at law or in equity, as to the Surviving Termination Obligations.

         13.2. DEFAULT BY PURCHASER. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER'S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS.

                                  ARTICLE XIV.

                                    BROKERS

         14.1. BROKERS. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser's (or its nominee's) representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller's representations and warranties contained in this Article
XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

                                   ARTICLE XV.

                                 CONFIDENTIALITY

         15.1. CONFIDENTIALITY. Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to its legal counsel, lenders, investors, surveyor, title company, broker, accountants, consultants, officers, partners, directors and shareholders (the "AUTHORIZED REPRESENTATIVES"), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Purchaser agrees that it shall instruct (and will be responsible for the compliance of) each of its Authorized Representatives to maintain the confidentiality of such information. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser. Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party's enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein. The provisions of this Section
15.1 shall survive any termination of this Agreement.

         15.2. POST CLOSING PUBLICATION. Notwithstanding the foregoing, following Closing, Purchaser and Seller shall have each have the right to announce the sale and acquisition of the Property in newspapers and real estate trade publications (including "tombstones") publicizing the purchase or as otherwise required by law, in each instance only in a form which has been approved by Purchaser and Seller. The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

                                  ARTICLE XVI.

                                  MISCELLANEOUS

         16.1. NOTICES. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by facsimile delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

         To Purchaser:     Centene Corporation
                           7711 Carondelet Avenue
                           Suite 800
                           St. Louis, Missouri 63105
                           Attn: James Reh, Vice President of Facilities
                                 Management
                           Phone No.: (314) 725-4477
                           Fax No.: (314) 725-2065
                           Email: jreh@centene.com

         With a copy to:   Armstrong Teasdale LLP
                           One Metropolitan Square, Suite 2600
                           St. Louis, MO 63102
                           Attn: Michael A. Chivell
                           Phone No.: (314) 342-8082
                           Fax No.: (314) 612-2232
                           Email: mchivell@armstrongteasdale.com

         To Seller:        c/o TA Associates Realty
                           28 State Street, 10th Floor
                           Boston, Massachusetts 02109
                           Attn: James P. Raisides
                           Phone No.: (617) 476-2726
                           Fax No.: (617) 476-2799
                           Email: jraisides@tarealty.com

         With a copy to:   Stutzman, Bromberg, Esserman & Plifka,
                           A Professional Corporation
                           2323 Bryan Street, Suite 2200
                           Dallas, Texas 75201
                           Attn: Kenneth F. Plifka
                           Phone No.: (214) 969-4900
                           Fax No.: (214) 969-4999
                           Email: plifka@sbep-law.com

         To Escrow Agent:  Chicago Title Insurance Company
                           2001 Bryan Street, Suite 1700
                           Dallas, Texas 75201-3005
                           Attn: Ellen Schwab
                           Phone No.: (214) 965-1670
                           Fax No.: (214) 965-1629
                           Email: schwabe@ctt.com

         16.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal, substantive laws in which the Property is located, without regard to the conflict of laws principles thereof.

         16.3. HEADINGS. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

         16.4. EFFECTIVE DATE. This Agreement shall be effective upon delivery of this Agreement fully executed by Seller and Purchaser, which date shall be deemed the Effective Date hereof. Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

         16.5. BUSINESS DAYS. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

         16.6. COUNTERPART COPIES. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

         16.7. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

         16.8. ASSIGNMENT. Purchaser shall not have the right to assign the Agreement without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion; provided, however, Purchaser may assign this Agreement to another entity without Seller's consent (a) as long as (i) such assignee is controlled by Centene; and (ii) Purchaser provides Seller with the name and organizational documents for such assignee and all members thereof at least five (5) business days in advance of the Closing Date; and (b) as part of a sale-leaseback transaction in which Centene or a wholly owned affiliate is the tenant. Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment. The respective obligations of Seller and Purchaser under this Section 16.8 shall survive the Closing and shall not be merged therein. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

         16.9. INTERPRETATION. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

         16.10. ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the

Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

         16.11. SEVERABILITY. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         16.12. SURVIVAL. Except as otherwise specifically provided for herein or in any closing document (collectively, the "SURVIVING TERMINATION OBLIGATIONS"), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

         16.13. EXHIBITS. Exhibits A through L attached hereto are incorporated herein by reference.

         16.14. TIME. Time is of the essence in the performance of each of the parties' respective obligations contained herein.

         16.15. LIMITATION OF LIABILITY. The obligations of Seller are binding only on Seller's interest in the Property and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

         16.16. PREVAILING PARTY. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party's reasonable expenses, including reasonable attorneys' fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

         16.17.   ESCROW AGREEMENT.

                  16.17.1 INSTRUCTIONS. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below and send copies to Purchaser and Seller. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

                  16.17.2 REAL ESTATE REPORTING PERSON. Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller, with a copy to Purchaser, as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent's duties as real estate reporting person.

                  16.17.3 LIABILITY OF ESCROW AGENT. Any notice sent by Seller or Purchaser (the "NOTIFYING PARTY") to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 16.1 herein (the "NOTICE PARTIES"). If the Notice Parties do not object to the Notifying Party's notice to the Escrow Agent within ten (10) days after the Notice Parties' receipt of the Notifying Party's certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party's certificate, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent's failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit. The obligations of Seller with respect to the Escrow Agent are intended to be binding only on Seller and Seller's assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents.

         16.18. NO RECORDING. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

         16.19. WAIVER OF TRIAL BY JURY. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

                         [SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date set forth above.

                                        SELLER:

                                        THE REALTY ASSOCIATES FUND VI, L.P.,
                                        a Delaware limited partnership

                                        By: Realty Associates Fund VI, LLC,
                                            its general partner

                                            By: Realty Associates Advisors, LLC,
                                                its manager

                                                By: Realty Associates
                                                    Advisors Trust,
                                                    its sole member

                                                    By:_________________________
                                                    Name:
                                                    Title:

                                        PURCHASER:

                                        CENTENE MANAGEMENT CORPORATION,
                                        a Wisconsin corporation

                                        By:_____________________________________
                                        Name:
                                        Title:

                              ESCROW AGENT JOINDER

         Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Initial Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

                                        ESCROW AGENT:

                                        CHICAGO TITLE INSURANCE COMPANY

                                        By:_____________________________________
                                        Name:
                                        Title:

                                        Date:  April ____, 2003

                                LIST OF EXHIBITS

EXHIBITS

Exhibit A         -        Legal Description

Exhibit B         -        Due Diligence Documents to be Delivered by Seller

Exhibit C         -        Form of Tenant Estoppel Certificate

Exhibit D         -        Permitted Exceptions

Exhibit E         -        Lease Schedule

Exhibit F         -        Form of Special Warranty Deed

Exhibit G         -        Form of General Assignment

Exhibit H         -        Form of Notice Letter to Tenants

Exhibit I         -        Form of Non-Foreign Entity Certificate

Exhibit J         -        Form of Seller Estoppel

Exhibit K         -        Disclosure Schedule

Exhibit L         -        List of Service Agreements

                                    EXHIBIT A
                                LEGAL DESCRIPTION

Centene Place

Lots 8, 9 and 10 in Block 13 of the Town (now City) of Clayton according to the plat thereof recorded in Plat Book 1, Page 11 (now Page 7) of the St. Louis County Records.

                             EXHIBIT A - PAGE 1 OF 1

                                    EXHIBIT B
                             DUE DILIGENCE DOCUMENTS
                            TO BE DELIVERED BY SELLER

Tenant Information

1. A current rent roll for the Property in the form currently maintained by Seller.

2. All Leases and amendments thereto, including all subleases and Lease guaranties.

3.       All leasing commission/brokerage agreements

4. All certificates of insurance or other evidence of insurance delivered by existing tenants of the Property

Operating Information

1.       All service, maintenance, equipment and/or supply contracts.

2.       Real estate tax bills (including special assessments) for the prior two
         (2) years.

3.       Year-to-date 2003 operating statements.

4.       Year-end 2002 Lease occupancy expense reconciliations.

Other

1. Seller's most current title policy and any title report or commitment for the Property.

2.       Seller's most recent survey of the Property.

3. Any maintenance or repair records relating to the Property from October 1, 2002 to the present - to be made available at the property manager's office, to the extent in Seller's possession or control.

4. Any "as built" plans and specifications for the Improvements and any site engineering plans and environmental reports relating to the Property - to be made available at the property manager's office, to the extent in Seller's possession or control.

5. All marketing and leasing materials related to the Property - to be made available at the property manager's office, to the extent in Seller's possession or control.

6. True and complete copies of all governmental documents and/or approvals for tax abatement, development, zoning, platting and/or utility services for the Property, including any reassessment notices from any taxing authority or assessors office for 2003 - to be made available at the property manager's office, to the extent in Seller's possession or control.

                             EXHIBIT B - PAGE 1 OF 1

7. True and complete copies of any certificates of occupancy for the Improvements - to be made available at the property manager's office, to the extent in Seller's possession or control.

8. A list of the Personal Property - to be made available at the property manager's office, to the extent in Seller's possession or control.

                                    EXHIBIT C

                           TENANT ESTOPPEL CERTIFICATE

         _____________________________________ (the "Tenant") hereby certifies to The Realty Associates Fund VI, a Delaware limited partnership (the "Owner") and Centene Corporation, its successors or assigns ("Purchaser") as follows:

         1. Pursuant to that certain Lease dated ____________, ______ (the "Lease"), Tenant leases _______________ square feet of space (the "Premises"). The Lease, as amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Owner for the Property. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as follows (include the date of each amendment, modification or supplement):
                  ________________________________
                  _____________________________________. A true and correct copy of the Lease, as amended, modified and supplemented, is attached hereto as Exhibit A.

         2.       The term of the Lease began on ____________________, ______
                  and will end on ____________________, 20____. Tenant has
                  accepted the Premises, is in occupancy, and is paying rent under the Lease.

         3. The Lease does/does not provide for an option to extend the term of the Lease for ________________ years. Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises or the Property.

         4. The Lease is presently in full force and effect and neither Owner nor Tenant is in default thereunder. There exist no facts that would constitute a basis for any such default upon the lapse of time or the giving of notice or both.

         5. Tenant is currently paying [Base Monthly] Rent under the Lease in the amount of $__________________ and estimated monthly pass throughs in the amount of __________________. As of the date of this certificate, to the knowledge of Tenant, there exist no offsets, counterclaims, or defenses of Tenant under the Lease against Owner, and there exist no events that would constitute a basis for any such offset, counterclaim, or defense against Owner upon the lapse of time or the giving of notice or both, except the following (if left blank, there shall be deemed to be none):__________________

         6. There are no concessions, bonuses, free rental periods, rebates, advance rental payments, or other matters affecting the rental payable by Tenant under the Lease except as described in the attached Lease

         7. A cash security deposit in the amount of $__________________ has been paid to Owner under the Lease, and Tenant has not given Owner any other security or similar deposit.

                             EXHIBIT C - PAGE 1 OF 2

         8. All improvements or repairs required under the terms of the Lease to be made by Owner through the date hereof have been satisfactorily completed. All allowances and other payments due to Tenant by Owner under the terms of the Lease have been paid in full, except the following (if left blank, there shall be deemed to be none):_______________________________________
                  ____________.

         9. Tenant acknowledges that: (a) Purchaser will rely on the statements of Tenant in Purchaser's decision to purchase the Property from Owner, and (b) Owner may assign its interest in the Lease to Purchaser and agrees, upon receipt of notice of such assignment from Owner and Purchaser, to attorn to Purchaser and to perform all of Tenant's obligations as the tenant under the Lease, including, without limitation, the payment of rent, directly to Purchaser, or its agent, as the landlord under the Lease, from and after the date of such notice.

         Dated this _______ day of ______________, 2003.

                                        [NAME OF TENANT]

                                        By:_____________________________________
                                        Name:
                                        Title:

                             EXHIBIT C - PAGE 2 OF 2

                                    EXHIBIT D

                              PERMITTED EXCEPTIONS

         1. Real estate taxes and all general and special assessments applicable to the year of Closing (to the extent not fully paid at Closing) and subsequent calendar years.

         2.       Rights of tenants under the Leases.

         3. Local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

                             EXHIBIT D - PAGE 1 OF 1

                                    EXHIBIT E

                                 LEASE SCHEDULE

                     [Please see rent roll attached hereto]

NOTE: THE RENT ROLL HAS BEEN ATTACHED FOR REFERENCE PURPOSES ONLY AND SELLER DOES NOT REPRESENT THE ACCURACY THEREOF.

                             EXHIBIT E - PAGE 1 OF 1

                                    EXHIBIT F

AFTER RECORDING RETURN TO:
_________________________
_________________________
_________________________
_________________________

                              SPECIAL WARRANTY DEED

THE STATE OF___________  Section
                         Section        KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF _____________  Section

         THAT, ______________________, ____________________ ("Grantor"), for and
in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid to Grantor by_______________________ ("Grantee"), whose mailing address is _________________,_______________________,
Attention: ___________________, the receipt and sufficiency of such consideration being hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY unto Grantee that certain real property being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements, structures and fixtures situated thereon (collectively, the "Property"); subject, however, to those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the "Permitted Exceptions").

         TO HAVE AND TO HOLD the Property, together with all and singular the rights, and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns forever, subject to the Permitted Exceptions; and Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming, or claim the same, or any part thereof, by, through, or under Grantor, but not otherwise.

         IN WITNESS WHEREOF, this instrument has been executed as of (but not necessarily on) this _____ day of ____________________, 2003.

                                        GRANTOR:

                                        ________________________________

                                        By:_____________________________________
                                        Name:
                                        Title:

THE STATE OF _____________ Section

                             EXHIBIT F - PAGE 1 OF 2

                          Section
COUNTY OF _______________ Section

         This instrument was acknowledged before me on ___________________, 2003, by ____________________________________, a ________________________, on
behalf of such ___________________.

My Commission Expires:                  ____________________________________

                                        Notary Public, State of_____________

                                        ____________________________________

                                        Notary's name printed:

                                        ________________________________________

NOTE: THIS FORM WILL BE MODIFIED, AS APPROPRIATE, TO COMPLY WITH APPLICABLE MISSOURI REQUIREMENTS.

                             EXHIBIT F - PAGE 2 OF 2

                                    EXHIBIT G

                               GENERAL ASSIGNMENT

         THIS GENERAL ASSIGNMENT (the "General Assignment") is made as of the ______ day of _____________, 2003 by: (i) _____________________ ("Seller"), and
(ii) __________________________________, a _________________________
("Purchaser").

         KNOW ALL MEN BY THESE PRESENTS:

         Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated ________, 2003 (the "Agreement") between Seller and Purchaser, Seller is conveying to Purchaser all of Seller's right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the "Land") and in and to the building, parking areas and other structures and improvements located on the Land (collectively, the "Improvements") located in Clayton, Missouri. The Land and the Improvements are hereinafter sometimes collectively referred to as the "Property."

         It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller's right, title and interest in and to the Assigned Property (as hereinafter defined).

         1.       Bill of Sale and Assignment.

                  Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, with special warranty of title and subject to the limitations contained in Section 8.2 of the Agreement, all right, title and interest of Seller in and to:

                  a. All personal property (including equipment), if any, owned by Seller and located on the Property as of the date hereof, all inventory located on the Property on the date hereof, and all fixtures (if any) owned by Seller and located on the Property as of the date hereof (the "Personal Property"); and

                  b. All non-exclusive trademarks and trade names, if any, used in connection with the Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names");

                  c. Seller's interest, if any, in and to the service, equipment, supply and maintenance contracts (the "Contracts") listed on Schedule 1 attached hereto, and guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, to the extent assignable (collectively, the "Intangible Property"); and

                  d. The leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (the "Leases") demising space in or otherwise similarly affecting or relating to the

                             EXHIBIT G - PAGE 1 OF 3

                           Property listed on Schedule 2 attached hereto; subject, however to the rights of Seller set forth in the Agreement to rents under the leases assigned hereby attributable to the period prior to the date hereof.

                           TO HAVE AND TO HOLD the Personal Property, the Trade
Names, the Intangible Property and the Leases (collectively, the "Assigned Property") unto Purchaser, its successors and assigns, forever.

         2.       Assumption/Indemnity.

                  Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof. Purchaser further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively, the "Losses") asserted against or incurred by Seller by reason of or arising out of any failure by Purchaser to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period on or after the date hereof. Seller agrees to indemnify Purchaser and hold Purchaser harmless from and against any all Losses asserted against or incurred by Purchaser by reason of or arising out of any failure by Seller to perform or observe the obligations, covenants, terms and conditions arising in connection with or under the Assigned Property and related to the period prior to the date hereof and during Seller's period of ownership.

         3.       Exclusions from Personal Property.

                  It is hereby acknowledged by the parties that the Assigned Property shall not include claims relating to any real property tax refunds or rebates for periods accruing prior to the date hereof, existing insurance claims and any existing claims against tenants of the Property, which claims are hereby reserved by Seller; provided, however, Seller shall have no right to terminate the lease, evict or otherwise dispossess any tenant or require Purchaser to declare a default under the lease of any tenant.

         4.       Counterpart Copies.

                  This General Assignment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this General Assignment.

                             EXHIBIT G - PAGE 2 OF 3

         IN WITNESS WHEREOF, the parties have caused this General Assignment to be executed as of the date first written above.

                                          SELLER:

                                          _________________________________

                                          By: __________________________________
                                          Name:
                                          Title:

                                          PURCHASER:

                                          ______________________________________
                                          a ____________________________________

                                          By: __________________________________
                                          Name:
                                          Title:

                             EXHIBIT G - PAGE 3 OF 3

                                    EXHIBIT H

                            NOTICE LETTER TO TENANTS

                              ________________, 2003

CERTIFIED MAIL,
RETURN RECEIPT REQUESTED

Dear Tenant:

         We are pleased to advise you that the building in which your premises are located at ___________________________________________________, has been sold by _____________________ to _________________________________ (the
"Purchaser") effective as of the date set forth above. Your lease agreement has been assigned to and accepted by Purchaser and Purchaser has agreed to assume all responsibility for security deposits currently held under your lease.

         All future correspondence relating to your tenancy, as well as rent checks and other charges, should be made payable and mailed to ___________ c/o
________.

         The Purchaser looks forward to working with you in the operation of this Property.

                                          Very truly yours,

                                          SELLER:

                                          ______________________________________

                                          By: __________________________________
                                          Name:
                                          Title:

                                          PURCHASER:

                                          ______________________________________
                                          a ____________________________________

                                          By: __________________________________
                                          Name:
                                          Title:

                             EXHIBIT H - PAGE 1 OF 1

                                    EXHIBIT I

                         NON-FOREIGN ENTITY CERTIFICATE

         Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by __________________________ ("Transferor"), the undersigned hereby certifies on behalf of Transferor:

         1. Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

         2. Transferor's U.S. employer identification number is 04-3216723; and

         3.       Transferor's office address is:

                  c/o TA Realty Associates
                  28 State Street, 10th Floor
                  Boston, Massachusetts 02109

         Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

         Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

         Dated: _________________, 2003

                                          TRANSFEROR:

                                          ______________________________________

                                          By: __________________________________
                                          Name:
                                          Title:

                             EXHIBIT I - PAGE 1 OF 2

                                    EXHIBIT J

                          SELLER'S ESTOPPEL CERTIFICATE

         THE REALTY ASSOCIATES FUND VI, L.P. (the "Seller") hereby certifies to ____________________________________, its successors or assigns ("Purchaser") as follows, to its current, actual, conscious knowledge:

         1. Pursuant to that certain Lease dated ____________, _____ (the "Lease") with _______________________________________ (the "Tenant"), Tenant
leases approximately _____________ square feet of space (the "Premises"). A true and correct copy of the Lease, as amended, modified or supplemented, is attached hereto as Exhibited A.

         2. Seller has neither sent nor received any notice of default under the Lease which remains uncured except as follows:
_______________________________________________________________________________
_______________________________________________________________________________

         3. As of the date of this Certificate, to Seller's knowledge, there exist no offsets, counterclaims, or defenses of Tenant under the Lease against Seller, and there exist no events that would constitute a basis for any such offset, counterclaim, or defenses against Seller, upon the lapse of time or the giving of notice or both, except the following (if left blank, there shall deemed to be none):______________________________________.

         4. All improvements or repairs required under the terms of the Lease to be made by Seller through the date hereof have, to Seller's knowledge, been satisfactorily completed. All allowances and other payments due to Tenant by Seller under the terms of the Lease have, to Seller's knowledge, been paid in full, except the following (if left blank, there shall be deemed to be none):__
_________________________________.

         The obligations of Seller are intended to be binding only on Seller and Seller's assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents. Any action, suit or proceeding with respect to the truth, accuracy or completeness of the foregoing representations and warranties shall be commenced, if at all, on or before December 31, 2003 and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

         By its acceptance hereof, Purchaser hereby agrees that if, after the date hereof, Seller delivers to Purchaser a tenant estoppel certificate from Tenant and such tenant estoppel certificate contains no information which is contradictory to the information contained herein, then Seller thereafter shall be released from all liability hereunder relating to such non-contradictory information.

         Dated:  _________________, 2003

                             EXHIBIT J - PAGE 1 OF 2

                                    SELLER:

                                    THE REALTY ASSOCIATES FUND VI, L.P.,
                                    a Delaware limited partnership

                                    By: Realty Associates Fund VI, LLC,
                                        its general partner

                                        By: Realty Associates Advisors, LLC,
                                            its manager

                                            By: Realty Associates
                                                Advisors Trust,
                                                its sole member

                                                By: ____________________________
                                                Name:
                                                Title:

                             EXHIBIT J - PAGE 2 OF 2

                                    EXHIBIT K

                               DISCLOSURE SCHEDULE

         None

                             EXHIBIT K - PAGE 1 OF 1

                                    EXHIBIT L

                           LIST OF SERVICE AGREEMENTS

                  Please see list attached behind this exhibit

                             EXHIBIT L - PAGE 1 OF 1